M.10

September 3, 2002

Penn Virginia Oil & Gas Corporation
Waveland Drilling Partners 2002 A, LP
Darol Hoffman
J. William McGuinness TTEE
Walt Reinhardt
Miles H. Thomas and John Thomas TTEES
Pledger Operating Company, Inc.
Research Petroleum, Inc.
Alton R. Miller

                                                  Re: Meander Prospect
                                                      Lafayette Parish,
                                                      L O U I S I A N A

Ladies and Gentlemen:

     This is the definitive Agreement between Beta Oil & Gas, Inc. ("Beta"), Penn Virginia Oil & Gas Corporation ("PVOG"), Waveland Drilling Partners 2002 A, LP ("Waveland "), Darol Hoffman, J. William McGuinness Trustee, Walt Reinhardt and Miles H. Thomas and John Thomas Trustees ("Fresno Group") and Pledger Operating, Inc., Research Petroleum, Inc. and Alton R. Miller ("Pledger Partners") hereinafter referred to as "Party" or "Parties", relative to the Meander Prospect, Lafayette Parish.

          Exhibit A - Leases
          Exhibit B - Land Plat
          Exhibit C - Operating Agreement

1. Leases and Lease Burdens

1.1     Beta represents that Beta holds record title to the Oil, Gas and Mineral Leases and Leases for Oil, Gas and Other Liquid or Gaseous Minerals listed in the Schedule attached as Exhibit "A" covering the 1,150 acres, more or less, colored in yellow on the Land Plat attached as Exhibit "B" ("Leases").

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1.2     Beta further represents, but does not warrant, that the Leases comprise between 40% and 52% interest, more or less, in Bol Mex 3 Reservoir SUB ("East Unit") and 95% interest, more or less, in Bol Mex 3 Reservoir SUA ("West Unit"), which Units were established by Louisiana Department of Conservation Order No. 442-D-14. Certain of the Leases are "top leases" that may not yet be effective because the "bottom leases" to which they apply have not expired and Beta is negotiating with Williams for a farmout of certain acreage. The percentages of 40%, 52% and 95% are based on the assumption that the bottom leases will expire and that the top leases will become effective and that Beta will receive the farmout by Williams. Beta does not guarantee that Beta will receive the farmout by Williams.

1.3     Beta represents that Beta has invested approximately Two Million Six Hundred Thousand and No/Dollars ($2,600,000.00) in the Leases as bonus consideration, brokerage, recording fees and related expenses ("Sunk Land Costs").

1.4     The Leases are subject to only the following burdens based on or measured by the production of oil or gas:

          (a)  lessor's royalties in the amount of twenty-six percent (26%) on SL
              17315, SAL 17318, SAL 17319, SAL 17320 and twenty-five percent
              (25%) on all other Leases;

     (b)  overriding royalties in favor of Toce Oil & Gas Company in the amount of two and five tenths percent (2.5%) on the Leases recorded under File Numbers 01-032280, 01-032281 and 01-032282;

          (c)  overriding royalties in favor of Harris D. Butler, et al in the amount of two percent (2%) on the Leases recorded under File
              Numbers 01-032280, 01-032281 and 01-032282, SL 17315, SAL
              17318, SAL 17319 and SAL 17320 and three percent (3%) on all other Leases;

("Lease Burdens") to the end that the net revenue interest is seventy and five tenths percent (70.5%) in the Leases recorded under File Numbers 01-032280, 01-032281 and 01-032282, and seventy-two percent (72%) in all other Leases. Harris D. Butler, et al own the overriding royalties described in Section 1.4 (c) above in the proportions of:

Harris D. Butler               .05000001%           .03333335%
Tim Chesteen                   .08333333%           .05555555%
Mark O'Koren                   .08333333%           .05555555%
Alton R. Miller                .08333333%           .05555555%
                                       3.00000000%           2.00000000%

1.5     The term "Wells", as used herein, shall mean all wells drilled under the terms of this Agreement in an effort to discover oil and gas including, but not limited to, the "East Unit Well", "West Unit Well", "Non-Unitized Acreage Wells", "Substitute Wells" and all other wells drilled by the Parties within the "Area of Mutual Interest" under the "Operating Agreements", all as hereinafter defined.

1.6     PVOG'S working interest in the Wells and Leases is subject to the following obligations for drilling and other operating cost:

          (a)  the option, but not the obligation, by the Pledger Partners to receive a working interest in the amount of eight percent (8%) in each
              Well and Leases attributable thereto for production purposes through unitization or otherwise, effective at "Payout", as hereinafter defined, of each such Well and until Beta receives

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              the sum of One Million Seven Hundred Fifty Thousand Dollars
              ($1,750,000.00) from (i) PVOG under the terms of Article 2 below and (ii) revenue attributable to Beta's working interests in all Wells; at such time as Beta has received the sum of
              $1,750,000.00, the Pledger Partners' working interest shall automatically increase to ten percent (10%) ("Pledger Partners'
              APO Interest");

          (b)  the option, but not the obligation, by the Pledger Partners to participate in each Well drilled on the Leases situated outside the East Unit and the West Unit ("Non-Unitized Acreage Wells")
             with five percent (5%) working interest, on a Well by Well and an actual cost and expense basis ("Pledger Partners'
             Ground Floor Interest");

     (c)  the option, but not the obligation, by Beta to receive a working interest in the amount of seventeen percent (17%) in the East
             Unit Well, West Unit Well and the first Well on Non-Unitized
             Acreage and Leases attributable thereto for production
             purposes through unitization or otherwise effective at Payout and until Beta has received the said sum of $1,750,000.00; at such time as Beta has received the sum of $1,750,000.00,
             Beta's 17% working interest shall automatically be reduced to fifteen percent (15%) ("Beta's APO Interest"),

to the end that PVOG's working interest after Casing Point in any Well and the Leases attributable thereto for production purposes through unitization or otherwise shall be reduced at Payout by no more than 25%, and

     (d)  the right for Beta to receive a working interest in the amount of
             5% at "Casing Point", as hereinafter defined, in the West Unit
             Well or the first Non-Unitized Acreage Well, whichever Well is drilled first ("Beta's Carried Interest").

1.7     That portion of Waveland's working interest hereinafter identified as "1" and "3" in the Wells and Leases and all of the Fresno Group's working interest in the Wells and Leases are subject to the following Carried Interests:

     (a)  Pledger Partner's APO Interest:

     (b)  the right for Beta to receive a working interest in the amount of twenty percent (25%) at Casing Point in the first Well drilled under the terms of this Agreement ("Beta's Carried Interest").

1.8     That portion of Waveland's working interest hereinafter identified as "2" in the Wells and Leases is subject to the Pledger Partners' APO Interest.

1.9     The Pledger Partners' APO Interest, the Pledger Partners' Ground Floor Interest, Beta's APO Interest and Beta's Carried Interest shall be reduced proportionately to the undivided interest of PVOG, Waveland and the Fresno Group in each Well and Leases attributable thereto for production purposes through unitization or otherwise.

1.10    The term "Payout" shall be defined and occur at 7:00 a.m. on the first day following the date on which the "Cost" equals the "Revenue", as hereinafter defined, of and from each Well. The "Cost" shall be (a) the actual and direct cost incurred in drilling, evaluating, completing, equipping, plugging back, re-working, deepening and operating each Well, according to the Accounting Procedure attached to the Operating Agreement provided for in Article 4 below, and (b) the sums of money described in Section 1.11 below. "Revenue" shall be

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100% of the "Gross Value of the Production" as hereinafter defined, from each Well, less the Lease Burdens and applicable production, severance and federal excise taxes. "Gross Value of Production" shall mean the gross proceeds actually received in an arm's length sale of production, or in the absence of an arm's length sale, the prevailing market value of the production at the point of sale or at the tailgate of the plant where such production is processed, which ever is the greater amount. For determining Cost, an oil Well shall be considered complete when equipped through the lease tanks or separator and a gas Well shall be considered complete when equipped through the flow lines and other equipment individually associated with said Well to the sales point.

1.11     In calculating Payout for Beta's APO Interest, the Cost of the East Unit Well shall include the "Installments" on Sunk Land Costs in the total amount of $1,300,000.00 paid under Sections 2.2 and 2.3 below, the Cost of the West Unit Well shall include one-half (1/2) of the $1,300,000.00 Installment payable under Section 2.4 below, and the Cost of the first Well on the Non-Unitized Acreage shall include the other 1/2 of such $1,300,000.00 Installment.

1.12     The calculation of Payout for the Pledger Partners' APO Interest in each Well shall include all of the sums of money paid to Beta by PVOG under Article 2 below, divided by the number of Wells completed as oil or gas Wells. The Installment paid under Article 2 below attributable to the Payout account of the Pledger Partners for each Well shall be reduced as each additional oil or gas Well is completed before Payout of each previously drilled Well, and by this arrangement the Payout account for the Pledger Partners in each Well shall bear its respective share of the sums of money paid under Article 2 below. The sum of $242,000.00 payable under Article 11 below, if and when paid, shall be included in the Payout account of the East Unit Well for Beta and the Pledger Partners. PVOG will maintain an accurate record of all charges and credits connected with the Revenue and Cost of each Well. PVOG will furnish Beta and the Pledger Partners monthly within thirty (30) days after the calendar month for which the computations are made, a statement showing (a) gross volume of oil and gas produced, (b) the proceeds from the sale of production and the amount of authorized deductions therefrom, (c) allocation of the sums of money paid to Beta by PVOG under Article 2 below to each Well, and (d) cumulative Well Costs so that the then current status of Payout of each Well can be readily determined. PVOG's records shall be available at all reasonable times for audit by Beta and the Pledger Partners.

1.13     At Payout of each Well PVOG shall notify Beta and the Pledger Partners and Beta and each of the Pledger Partners shall have a period of fifteen (15) days after receipt of notice within which to make the separate and independent elections to receive their APO Interests in and to each Well that has so paid out and the Leases attributable to each such Well for production purposes through unitization or otherwise. Beta and the Pledger Partners shall bear their respective share of the Lease Burdens, but shall not bear any overriding royalty or similar burden created by PVOG. Beta and the Pledger Partners shall make a diligent attempt to notify PVOG of Beta and the Pledger Partners' elections to receive their APO Interests within the period specified, however, failure on the part of Beta or the Pledger Partners to respond to a notice of Payout shall constitute an election by Beta or the Pledger Partners to receive the APO Interests. The APO Interests of the Pledger Partners are owned 50% by Pledger, 25% by Research and 25% by Miller. In the event Beta or any Pledger Partner elects not to receive its APO Interest, PVOG and Waveland B shall retain the amount of such APO Interest.

1.14     After Payout of each Well and the elections by Beta and the Pledger Partners with respect to the APO Interests there shall be no further adjustment in the interests of the Parties in each such Well, even though the "Cost" of

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future operations may exceed future "Revenue" from said Well, as hereinafter defined.

1.15    PVOG, Waveland and the Fresno Group shall keep the Leases and Wells free of all liens, mortgages and similar encumbrances until Payout.

2. Sunk Land Costs

2.1     Under the terms of various Participation Agreements with Beta, Waveland and the Fresno Group paid Beta for their interests in this Agreement, the Leases and the geological and geophysical information and data furnished by Beta.

2.2     As consideration for the rights granted by Beta to PVOG under Article 3 below and the geological and geophysical information and data furnished by Beta, PVOG is paying to Beta, with the execution of this Agreement, the sum of six hundred fifty thousand dollars ($650,000.00) in cash as the first "Installment" to reimburse Beta for Sunk Land Costs.

2.3     In the event PVOG elects to drill a Well on the East Unit ("East Unit Well"), PVOG agrees to pay Beta, within ten (10) days following PVOG's election under Section 6.1 below, the additional sum of Six Hundred Fifty Thousand Dollars ($650,000.00) in cash as the second Installment on Sunk Land Costs.

2.4     In the event PVOG elects to drill a Well on the West Unit ("West Unit Well") or the Non-Unitized Acreage PVOG agrees to pay Beta, within ten (10) days following PVOG's election to drill said Well, the sum of One Million Three Hundred Thousand Dollars ($1,300,000.00) in cash as the final Installment on Sunk Land Costs.

2.5     In the event PVOG elects not to drill a Well, the $650,000.00 Installment paid under Section 2.2 above shall not be returned to PVOG. If PVOG elects to drill any Well or Wells and if such Well or Wells are not drilled, or if commenced, are not drilled to their "Authorized Depth", as hereinafter defined, none of the Installments shall be returned to PVOG.

2.6     The Installments against Sunk Land Cost do not include the Cost of any Wells or "Subsequently Acquired Interests", as hereinafter defined.

3. Due Diligence

3.1     For a period of forty-five (45) days following the execution of this Agreement by PVOG and receipt by Beta of the $650,000.00 Installment provided for in Section 2.2 above, PVOG is authorized by Beta and the Pledger Partners to contact, negotiate and speak freely with the other leasehold working interest owners within the East and West Units, including Newfield Exploration, Inc., but excluding the Parties to this Agreement ("Unit Owners") with respect to the drilling of the East and West Unit Wells. PVOG agrees to keep Beta fully informed of all communication and meetings with the Unit Owners, to furnish Beta with copies of all written or electronic communications and to notify Beta in advance of any meeting with the Unit Owners so that Beta may have a representative present. Following any meeting Beta does not attend, PVOG will immediately advise Beta of the results of such meeting. Beta in turn will inform the Pledger Partners on communication and meetings between PVOG and the Unit Owners.

3.2     Within for a period of twenty-one (21) days following execution of this Agreement by PVOG, PVOG shall (a) be afforded access to Beta's accounting records and files at Tulsa, during normal business hours, to verify Beta's sunk land

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costs to date, (b) have access to Beta's lease files at Houston, during normal business hours, to verify Beta's leasehold position, and (c) review in detail, technical and regulatory information regarding operations in the subject area.

3.3     Within fifteen (15) days following the execution of this Agreement by PVOG, or finalization of well location and AFE, whichever occurs last, PVOG shall notify the Unit Owners and offer the Unit Owners the option to participate for their share of the risk and pay their share of the cost of the East or West Unit Well or to incur the statutory penalty provided in La. Rev. Stat. Ann. 30:10 ("Louisiana Risk Fee Statute"). In the event a Unit Owner elects to participate in a Unit Well through farmout or other exploration agreement or arrangement, PVOG is authorized to withdraw the notice to such Unit Owner.

3.4     Within twenty-one (21) days following the execution of this Agreement by PVOG, PVOG shall apply to the Louisiana Department of Conservation and other governmental agencies having jurisdiction for the permits and other clearances necessary to drill the East or West Unit Wells or amend permits and clearances heretofore applied for by Beta.

3.5     No Party shall grant to any third party the right to conduct geophysical or similar survey across the Leases or the Area of Mutual Interest until such time as the East Unit Well has been drilled and completed as an oil or gas Well or as a dry hole. After the drilling of the East Unit Well, no Party shall grant to any third party the right to conduct geophysical or similar survey across the Leases or the Area of Mutual Interest without PVOG's written consent, which written consent may be unreasonably withheld.

3.6     None of the acts by PVOG under the terms of this Article shall constitute an election by PVOG to drill a Well.

4. Operating Agreement

4.1     Concurrently with the execution of this Agreement, the Parties are approving the form of Operating Agreement attached as Exhibit "C" ("Operating Agreement") which names PVOG as Operator. At least thirty (30) days in advance of operations to drill each Well, the Parties shall execute and deliver to each other an Operating Agreement for each Well on the attached form. The Operating Agreement shall control all jointly owned operations on each Well and the Leases within the "Contract Area", as hereinafter defined, for each Well, provided however, in the event of a conflict between this Agreement and an Operating Agreement, this Agreement shall take precedence.

4.2     The Contract Area for the East Unit Well shall be the East Unit, the Contract Area for the West Unit Well shall be the West Unit, and the Contract Area for each Well on the Non-Unitized Acreage shall be mutually agreed upon between Beta and PVOG.

4.3     All notices and communications under the terms of this Agreement shall be delivered to the Parties at the addresses and numbers set forth in Section 4 of Exhibit A to the Operating Agreement.

4.4     PVOG shall, upon request by each of the other Parties, and/or notice to the other Parties by PVOG, market each of the other Parties' share of oil and gas produced from the Contract Areas at the same time and under the same terms and conditions as PVOG markets its own share of oil and gas. PVOG shall not charge a marketing fee.

5. Title Opinions

        PVOG will secure attorney's Title Opinions covering the surface location, drill path and bottom hole location for each Well. The cost of abstracts, of the

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Title Opinions, attorney's and landman's fees and curative title work shall be included in the Cost of each Well.

6. East Unit Well

6.1     On or before October 31, 2002, PVOG shall notify Beta of PVOG's election to drill the East Unit Well (or West Unit Well under Section 7.4 below) or terminate this Agreement. In the event PVOG elects to terminate this Agreement, there shall be no further liability or obligations between PVOG, Beta and Pledger and PVOG shall assign to Beta, PVOG's interest in any Subsequently Acquired Interest. Failure on the part of PVOG to timely notify Beta shall constitute an election not to drill the East Unit Well.

6.2     In the event PVOG elects to drill the East Unit Well, PVOG shall, within ten (10) days following such election, pay to Beta the $650,000.00 Installment under Section 2.3 above.

6.3     Under the terms of the said Participation Agreements, Beta is authorized to represent Waveland A, Waveland B, Grey Goose and the Fresno Group and to perform to PVOG under the terms of this Agreement until Casing Point in the East Unit Well. With Beta's execution of this Agreement, Beta is obligating Waveland A, Waveland B, Grey Goose and the Fresno Group to bear the percentages set forth in Section 6.4 below of the cost and risk to drill and evaluate the East Unit Well to Casing Point and to plug and abandon the Well if a dry hole. The cost to plug and abandon the East Unit Well shall include the cost to settle surface damages.

6.4     At least thirty (30) days prior to commencement of operations for drilling on the East Unit Well, PVOG will furnish the other Parties with an Authority for Expenditure ("AFE") to drill said Well to Casing Point and plug and abandon said Well if a dry hole. The amount of the AFE shall be an estimate only and the Parties agree to assume and bear the actual and direct cost of the East Unit Well to Casing Point and to plug and abandon said Well if a dry hole, subject to the provisions of Section 6.12 below, whether such cost is more or less than the AFE.

6.5     If PVOG elects to drill the East Unit Well, PVOG shall, on or before November 10, 2002, commence operations to drill said Well from the surface location of the Arco No. 1 Hamilton Well located in Section 24, Township 10 South, Range 4 East, Lafayette Parish and thereafter prosecute the drilling of said Well with due diligence and in a workmanlike manner to a bottom hole location within the East Unit, 338 feet from east line of the East Unit, and having Lambert Plane coordinate values of X = 1,784,236 and Y = 547,794 and to:

     (a)  a depth sufficient to drill through and fully evaluate that certain sand or formation encountered between the depths of 16,162 feet and 16,282 feet in the Newfield Exploration Inc. No. 1 Eddie
              Knight Well located in Section 51, Township 10 South, Range 5
              East, Lafayette Parish, according to the electric log of said
              Well ("Bol Mex 3 A Sand") ("Objective Depth"), or

     (b)  a depth at which mechanical difficulty or loss of circulation, water flow, abnormal pressure, heaving shale, salt or other conditions are encountered which make drilling abnormally difficult or hazardous, causes sticking of drillpipe or casing or any other difficulties which preclude drilling ahead under normal
              procedures ("Mechanical Difficulty or Gulf Coast Conditions"),

whichever is the lesser depth ("Authorized Depth"). The Parties may, at their option, drill the East Unit Well to any depth greater than the Authorized Depth.

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6.6     "Casing Point" in East Unit Well shall be defined and occur at the moment the Well has been drilled to its Authorized Depth and:

     (a)  an electric log, formation tests, dip meter, cores and other methods and tools of evaluation necessary to ensure a proper test of all formations indicating oil or gas have been taken; and

     (b)  the Well is under control and no mechanical difficulty or conditions exist that preclude future operations to complete, deepen, sidetrack, produce or plug and abandon the Well by ordinary standards of the oil industry, and

     (c)  the decision can be made by the Parties to complete the Well as an oil and/or gas Well, deepen, sidetrack or abandon the Well as a dry hole.

The cost and risk of drilling the East Unit Well to Casing Point shall include the actual cost and expense to stake and prepare the location, secure the drilling permits, drill a hole of sufficient size to allow seven and five-eighths inch (7 5/8") protection casing to be set to the top of the Bol Mex 3 Sand and which hole will allow completion through five and one-half inch (5 1/2") casing, a closed loop mud system rigged up and converted to oil base mud before entering the Bol Mex 3 formation, drill the well to the Authorized Depth, run the tools of evaluation specified in Section 6.6 (a) above, furnish twenty-four (24) hours of rig time thereafter, and the plugging and abandonment of said Well if a dry hole including settlement of surface damages.

6.7     The cost and risk to drill and evaluate the East Unit Well to Casing Point shall be shared in the following proportions:

      PVOG                                                   75.0000%
      Waveland 1                                              8.5000%
      Waveland 2                                              3.5000%
      Waveland 3                                              4.0000%
      Hoffman                                                  .8335%
      McGuinness                                               .8335%
      Reinhardt                                                .8335%
      Thomas                                                   .8335%
      Beta                                                    5.6660%
      Pledger Partners                                           -0-
                                                             100.0000%

6.8     At Casing Point, PVOG shall make a recommendation to complete, sidetrack, deepen or plug and abandon the East Unit Well and if all Parties cannot agree on the sequence of operations to be conducted on the Well, an election by PVOG shall take precedence over an election by any other Party.

6.9     At Casing Point, the cost and risk to complete, sidetrack, deepen or plug and abandon the East Unit Well shall be shared as follows:

     (a)  if all Parties elect to complete the Well as an oil or gas Well:

     PVOG                                                    75.000000%
     Waveland 1                                               8.500000%
     Waveland 2                                               3.500000%
     Waveland 3                                               4.000000%
     Hoffman                                                   .625125%

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September 3, 2002

     McGuinness                                                .625125%
     Reinhardt                                                 .625125%
     Thomas                                                    .625125%
     Beta                                                     9.623500%
     Pledger Partners                                             -0-
                                                            100.000000%

     (b)  if all Parties elect to sidetrack, deepen or plug and abandon the
              Well, the cost and risk of such operations shall be shared as set forth in Section 6.7 above.

If any Unit Owner within the East Unit elects to join and pay their share of the cost of East Unit Well, the percentages set forth above shall be reduced proportionately.

6.10     Operations to complete the East Unit Well as an oil or gas Well shall include all necessary expenditures for the drilling, setting of protection and production casing, evaluation, perforating, well stimulation, completing and equipping of the Well including necessary tankage and surface facilities and production testing of the Well. Operations to sidetrack or deepen the East Unit Well shall include the evaluation and conditions provided in Section 6.6 above, and after deepening or sidetracking, all Section 6.7 shall apply to subsequent operations on the Well.

6.11     At Casing Point, if any Party elects not to complete, sidetrack or deepen and thereafter complete the East Unit Well and other Parties do elect to carry out such operations, the non-consenting Party shall have forfeited to the consenting Parties, all rights, title and interests in and to the Well, the equipment therein and thereon and all production of oil or gas produced therefrom and all rights to the Leases within the East Unit, all rights to all depths. Provided, however, if Beta is a non-consenting Party, the only interest in the Well to be forfeited by Beta is Beta's 9.6235% working interest; Beta shall retain its Carried and APO Interests.

6.12     At such time as the Cost of the East Unit Well exceeds one hundred ten percent (110%) of the approved AFE, whether before or after Casing Point, and PVOG or Beta determines that the expected total Cost of the Well will exceed one hundred twenty-five percent (125%) of the approved AFE, PVOG shall give immediate written notice to all other Parties participating in the Well at that time in the form of a supplemental AFE with a revised estimate of the total cost to complete the operation as originally proposed. Each Party receiving the supplemental AFE shall have a period of twenty-four (24) hours from receipt of such notice within which to elect to either (a) continue to participate in such operation to the extent of its full interest or (b) become a non-consenting Party with respect to the Cost incurred in connection with such operation in excess of 125% of the approved AFE and such Party shall forfeit to the consenting Parties the rights and interests described in Section 6.9 above. Failure by a Party to respond to the notice and supplemental AFE within the period specified shall be conclusively deemed an election not to participate in further operations. No election to become a non-consenting Party under the terms of this Section shall be effective unless and until the Well is under control and no mechanical difficulty or conditions existing that preclude future operations to complete, deepen, sidetrack, evaluate, produce or plug and abandon the Well by ordinary standards of the oil industry.

7. Subsequent Wells

7.1     Within ninety (90) days after the date the East Unit Well is plugged and abandoned, or one hundred eighty (180) days after the East Unit Well is completed as a Well capable of producing oil or gas, PVOG shall have the option to commence

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operations for drilling on the West Unit Well or a Well on the Non-Unitized Acreage. In the event PVOG elects not to drill the West Unit Well or a Well on the Non-Unitized Acreage, this Agreement shall terminate and the Parties shall have no further rights or obligations to each other in the subject area except as to the East Unit. In the event any Party other than PVOG elects not to participate in the West Unit Well or a Well on Non-Unitized Acreage, PVOG shall receive all of the interest of such non-participating Party under the same terms and conditions as PVOG's original interest in such Well or Wells.

7.2     Within ten (10) days following PVOG's election to drill the West Unit Well or a Well on the Non-Unitized Acreage PVOG shall pay to Beta, the $1,300,000.00 Installment under Section 2.4 above.

7.3     In the event the Parties drill the West Unit Well before a Well on the Non-Unitized Acreage, the Parties shall have the option for a period of one (1) year following the completion of the West Unit Well as an oil or gas Well or as a dry hole within which to commence operations for drilling on a Well on the Non-Unitized Acreage. If the Parties elect to drill a Well on the Non-Unitized Acreage before the West Unit Well, the Parties shall have the option for a period of one hundred twenty (120) days following completion of the Well on the Non-Unitized Acreage within which to commence operations for drilling on the West Unit Well.

7.4     The Parties may, at their option, drill the West Unit Well (but not a Well on the Non-Unitized Acreage) before the East Unit Well. If the Parties drill the West Unit Well before the East Unit Well, then the Parties shall have the option to drill the East Unit Well after the West Unit Well under the terms and conditions provided for the West Unit Well.

7.5     In the event PVOG elects to drill the West Unit Well before the East Unit Well, PVOG shall, within ten (10) days following PVOG's election to drill the West Unit Well, pay to Beta the sum of $650,000.00 payable under Section 2.3 above and the $1,300,000.00 payable under Section 2.4 above.

8. West Unit Well

8.1     The West Unit Well shall be drilled under the same terms and conditions as the East Unit Well, from a surface location mutually acceptable to Beta and PVOG, to a bottom hole location within the West Unit mutually acceptable to Beta and PVOG, and the Cost and risk of drilling the said Well to Casing Point and to plug and abandon said Well if a dry hole shall be shared as follows.

     PVOG                                                      75.000000%
     Waveland 1                                                 6.376000%
     Waveland 2                                                 3.500000%
     Waveland 3                                                 3.000000%
     Hoffman                                                     .625125%
     McGuinness                                                  .625125%
     Reinhardt                                                   .625125%
     Thomas                                                      .625125%
     Beta                                                       9.623500%
     Pledger Partners                                               -0-
                                                               100.000000%

8.2     At Casing Point in the West Unit Well the Cost and risk to complete, sidetrack, deepen or plug and abandon said Well shall be shared as follows:

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     (a)   if all Parties elect to complete the Well as an oil or gas Well:

     PVOG                                                       70.000000%
     Waveland 1                                                  6.376000%
     Waveland 2                                                  3.500000%
     Waveland 3                                                  3.000000%
     Hoffman                                                      .625125%
     McGuinness                                                   .625125%
     Reinhardt                                                    .625125%
     Thomas                                                       .625125%
     Beta                                                       14.623500%
     Pledger Partners                                               -0-
                                                               100.000000%

     (b)  if all Parties elect to sidetrack, deepen or plug and abandon the Well, the Cost and risk thereof shall be shared as set forth in Section 8.1 above.

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9. Non-Unitized Acreage Wells

9.1     PVOG's option to drill a Well on the Non-Unitized Acreage shall include the right to drill a new Well or re-enter the Arco No. 1 Hamilton Well.

9.2     PVOG shall notify the Pledger Partners at least forty-five (45) days before operations are commenced on each Well on the Non-Unitized Acreage within which period of time the Pledger Partners shall elect to participate in the drilling of each Well on a Well by Well basis with their Ground Floor Interest on an actual Cost and expense basis. In the event any of the Pledger Partners elect not to participate in a Well on the Non-Unitized Acreage, PVOG shall receive such Pledger Partners' share of their Ground Floor Interest in the Well and the Leases attributable thereto for production purposes through unitization or otherwise between the surface and the total depth drilled in said Well, plus 100 feet. The Pledger Partners shall retain the Pledger Partners' APO Interest in such Well and the right to participate in subsequent Wells on the Non-Unitized Acreage on a Well by Well basis with their Ground Floor Interest.

9.3     The risk, cost, expense and liability incurred or accrued in drilling the first Well located on the Non-Unitized Acreage to Casing Point and to plug and abandon said Well if a dry hole, shall be shared as follows:

     PVOG                                                70.000000% or 75%
     Waveland 1                                           6.376000%
     Waveland 2                                           3.500000%
     Waveland 3                                           3.000000%
     Hoffman                                               .625125%
     McGuinness TTEE                                       .625125%
     Reinhardt                                             .625125%
     Thomas TTEES                                          .625125%
     Beta                                                 9.623500%
     Pledger Partners                                     5.000000% or -0-
                                                        100.000000%

9.4     At Casing Point in the first Well located on the Non-Unitized Acreage, the Cost and risk incurred or accrued to complete, sidetrack, deepen or plug and abandon said Well shall be shared as follows:

     (a)  if all Parties elect to complete the Well as an oil or gas Well:

     PVOG                                              65.000000% or 70%
     Waveland 1                                         6.376000%
     Waveland 2                                         3.500000%
     Waveland 3                                         3.000000%
     Hoffman                                             .625125%
     McGuinness TTEE                                     .625125%
     Reinhardt                                           .625125%
     Thomas TTEES                                        .625125%
     Beta                                              14.623500%
     Pledger Partners                                   5.000000% or -0-
                                                       100.000000%

     (b)  If all Parties elect to sidetrack, deepen or plug and abandon the
             Well, the Cost and risk thereof shall be shared by the Parties as set forth in Section 9.3 above.

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September 3, 2002

9.5     The Cost and risk accrued in drilling all other Wells on the Non-Unitized Acreage to Casing Point and plugging and abandoning said Wells if a dry hole or sidetracking, deepening and thereafter evaluating, completing or plugging and abandoning said Wells shall be shared as follows:

     PVOG                                       65.000000% or 70%
     Waveland 1                                  6.376000%
     Waveland 2                                  3.500000%
     Waveland 3                                  3.000000%
     Hoffman                                      .625125%
     McGuinness TTEE                              .625125%
     Reinhardt                                    .625125%
     Thomas TTEES                                 .625125%
     Beta                                       14.623500%
     Pledger Partners                            5.000000% or -0-
                                               100.000000%

9.7     In the event PVOG elects to drill a new Well on the Non-Unitized Acreage, such Well shall be drilled in a like manner and under the same terms and conditions as the West Unit Well. If PVOG elects to re-enter the Arco No. 1 Hamilton Well, PVOG agrees to re-enter, sidetrack and/or deepen such well with due diligence and in a workmanlike manner in an effort to complete the Well in the Bol Mex 3 Sand or a deeper sand or formation and in a like manner and under all the other same terms and conditions as provided for the West Unit Well as applicable.

10. Substitute Wells

10.1     In the event the East Unit Well, West Unit Well or the first Well located on Non-Unitized Acreage is not drilled to the Objective Depth due to Mechanical Difficulty or Gulf Coast Conditions, the Parties shall have the right, but not the obligation, to participate in another Well or Wells in an effort to drill such Well or Wells to the Objective Depth ("Substitute Well"), and the term "East Unit Well", "West Unit Well" and/or first "Non-Unitized Acreage Well" shall include the Substitute Well or Substitute Wells. If any Party elects not to participate in a Substitute Well, Article VI.B.2 of the Operating Agreement shall not apply and such Party shall have forfeited to Beta, all rights, title and interests in and to the Leases within the East Unit, West Unit or Non-Unitized Acreage, as the case may be, provided, however:

     (a)  if the Well to which the non-consent applies was completed as an oil or gas Well without having reached the Objective Depth due to Mechanical Difficulty or Gulf Coast Conditions, and if the
            non-consenting Party joined in and paid for its share of the cost to drill and complete such Well, the non-consenting Party shall retain its rights to the Well, this Agreement and the
            Leases within the East Unit, West Unit or Non-Unitized Acreage, as the case may be, to the total depth drilled in said Well, plus 100.0 feet.

         (b)  if the Well to which the non-consent applies is not commenced within the period of time specified in Section 10.2 below, then no rights in the Well, this Agreement or Leases shall be forfeited by the non-consenting Party.

    (c)  if the Well to which the non-consent applies is a Well on Non-
            Unitized Acreage and the Pledger Partners are a non-consenting
            Party, the only rights forfeited by the Pledger Partners shall be the Pledger Partners' 5% interest in the Well to which the non-consent applies and the Leases attributable thereto for production purposes through unitization or otherwise, between the surface and the total depth drilled in said Well, plus
            100 feet, and the Pledger Partners shall retain the Pledger

Meander Prospect
September 3, 2002

            Partners' APO Interest in such Well and the Pledger Partners'
            right to participate in subsequent Wells on the Non-Unitized
            Acreage with their Ground Floor Interest.

10.2     In the event the Parties elect to drill a Substitute Well, PVOG shall apply for all permits to drill said Well within fifteen (15) days following the date the previous Well was plugged and abandoned. Operations for drilling on a Substitute Well shall be commenced within ninety (90) days following the receipt of permits for the Substitute Well and shall be drilled in a like manner under the same terms and conditions as the Well for which it is a substitute.

Meander Prospect
September 3, 2002

11. Additional Consideration - State and State Agency Leases

11.1     The following Leases:

     SL 17315 State of Louisiana
     SAL 17320 Louisiana Department of Transportation
     SAL 17318 Lafayette Parish School Board
     SAL 17319 Lafayette City - Parish Consolidated Government

provide for penalties in the total amount of Two Hundred Forty Thousand and No/100 Dollars ($242,000.00) to be paid to the Lessors in the event the West Unit Well is not commenced within the primary term of said Leases.

11.2     In the event the West Unit Well is not timely commenced and thereafter drilled to satisfy the provisions of the Leases described above, then PVOG agrees to pay $242,000.00 to the Lessors. Waveland and the Fresno Group shall reimburse PVOG for their share of such payment as the Waveland and the Fresno Group's interest appears in the West Unit Well before Casing Point.

12. Indemnity

PVOG, Waveland A, Waveland B, Grey Goose and the Fresno Group shall fully indemnify and hold Beta and Pledger harmless from PVOG, Waveland A, Waveland B, Grey Goose and the Fresno Group's "respective share" of all claims, causes of action, losses, costs, expenses, damages and liabilities arising directly or indirectly from operations on all Wells drilled under the terms of this Agreement or arising out of or connected with such Parties' performance or failure to perform under this Agreement, or the acts of or failure to act by such Parties' agents, employees, contractors. PVOG, Waveland A, Waveland B, Grey Goose and the Fresno Group's "respective share" shall be equal to each such Party's percentage interest in the Well or operation to which a claim or cause of action applies at the time such claim or cause of action arises, whether it be before or after Casing Point or before or after Payout.

13. Assignment

13.1     In the event the Parties drill the East Unit Well, the West Unit Well and/or a Well on the Non-Unitized Acreage, Beta shall, within thirty (30) days following (a) completion of said Well or Wells as Wells capable of producing oil or gas or as dry holes, and (b) receipt of written consent by the appropriate lessors, execute and deliver to the Parties an assignment of the Leases situated within the East Unit, West Unit and Non-Unitized Acreage, as the case may be, as the Parties' interests appear in each Well after it is completed as an oil or gas Well or as a dry hole.

13.2    All Assignments shall be effective as of the date of this Agreement, subject to, and the Parties agree to assume and bear their respective share of the Lease Burdens and all other obligations and liabilities described in this Agreement.

13.3     In the event the East Unit Well, West Unit Well or the first Well drilled on the Non-Unitized Acreage are not drilled to the Objective Depth due to Gulf Coast Conditions, the Assignment earned by the drilling of such Well shall be limited to the total depth drilled in said Well, plus 100 feet.

14. Reassignment

14.1     If a Party elects to release, surrender or otherwise let any Lease or interest therein expire, such Party will first give Beta notice sixty (60) days

Meander Prospect
September 3, 2002

in advance of the date on which the Lease or interest therein is to be surrendered and Beta shall have the right to receive an assignment of said Lease or interest therein for a period of thirty (30) days following receipt of such notice. Failure on the part of Beta to decline the Party's offer shall constitute an election by Beta to receive and assignment of the Lease to be so surrendered. In the event Beta declines to accept the Lease or interest to be so surrendered, the Pledger Partners shall have the right to receive an assignment of said Lease or interest therein within forty-five (45) days following the date of such notice.

14.2     Reassignment will be made upon demand, without warranty, except as against the acts of the assignor and free and clear of any overriding royalty or similar burden except the Lease Burdens. Reassignment shall not relieve the assignor of obligations and liabilities incurred by such Party prior to the effective date of the assignment including the $242,000.00 payable under Article 11 above.

14.3     Reassignment by the Pledger Partners shall not include the overriding royalties of Harris D. Butler, et al described in Section 1.4 (c) above nor the Pledger Partners' Carried Interests provided in Sections 1.6 (a) and 1.7 (a) above. Reassignment by Beta shall not include Beta's Carried Interest provided in Section 1.6 (c) above. Reassignment by any Party shall not include such Party's interest in the unitized sand or sands within a unit or units for Wells previously completed as oil or gas Wells. Reassignment by any Party shall be subject to Sections 10.1 (a) and (c) above.

Meander Prospect
September 3, 2002

15. Annual Rentals

15.1     Annual rentals due on the Leases between June 17, 2002 and the date of this Agreement shall be paid by Beta and the Parties shall reimburse Beta for the amount of such rentals as hereinafter set forth. Annual rentals due after the date of this Agreement, shall be paid by PVOG and the Parties shall reimburse PVOG for the amount thereof. Beta and PVOG may pay rentals and be reimbursed by the Parties immediately upon receipt of an appropriate invoice or Beta and PVOG may call for the amount of rentals in advance.

15.2     Beta and PVOG shall diligently attempt to make proper payment of rentals but shall not be held liable in damages for the loss of any Lease or a interest therein if through mistake or oversight, a rental is not paid or is erroneously paid. The loss of any Lease from a failure to pay or an erroneous payment of rental shall be a joint loss of all Parties. If any Party secures renewal of the terminated Lease, the Parties shall have the right to participate in such new Lease as their interest appeared in the original Lease. Failure on the part of any Party to timely pay an invoice for rentals or to respond for a call in advance for such Parties' share of rentals shall constitute an election not to participate in such rentals.

15.3     Should any Party elect not to pay a rental on a Lease, such Party shall give the other Parties written notice thereof sixty (60) days in advance of the rental due date adequately identifying such Lease, whereupon such Party shall be relieved of its obligation to contribute to the payment of such rental falling due more than 60 days after such notice, except that after accrual of an obligation to drill or rework a Well on a Lease, notice to not pay a rental on such Lease may not be given until such obligation has been satisfied. Whenever a Party gives notice of its election not to pay a rental on a Lease, if the other Parties shall make written request therefor within thirty (30) days after such notice, the Party giving such notice shall assign to the other Parties all rights, title and interests in and to such Lease. If all Parties elect not to pay a rental on a Lease, all Parties shall join in a release thereof.

15.4     The amount of rentals on the Leases within the East Unit, West Unit and Non-Unitized Acreage shall be borne and shared by the Parties as their interest appears in the East Unit Well, West Unit Well and first Non-Unitized Acreage Well at the time such rental is due, whether it be before and/or after Casing Point or before and/or after Payout.

Meander Prospect
September 3, 2002

16. Well Information and Notices

16.1     During the drilling of all Wells, PVOG will ensure that the Parties' representatives have access to said Wells at all times at the Parties' sole risk and expense, including freedom of the derrick floor and fully advise the Parties of the depth and condition of the Wells at all times. In the event of evaluation, PVOG shall notify the Parties in sufficient time so that representatives can be present.

16.2     PVOG shall furnish each Party with the location plat, permit to drill, all logs, core analysis and each form required by each regulatory body for all Wells, and from the time operations are commenced until the Wells are completed, with daily drilling progress reports by facsimile or telephone to the addresses, facsimile and telephone numbers set forth in Section 4 of Exhibit A to the Operating Agreement.

16.3     All notices required under the terms of this Agreement shall be given to the Parties at the addresses, facsimile and telephone numbers set forth in the Operating Agreement.

17. Insurance

        PVOG shall maintain with one or more reputable and financially stable insurance companies the insurance specified in Exhibit "D" to the Operating Agreement including, but not limited to, "well control" (blowout) and "replacement cost" insurance for the benefit of all Parties. PVOG will ensure that the certificates of insurance for all Wells and operations provide that all Parties are named as "additional insured", contain waivers of subrogation in favor of the Parties and their insurers and that such insurance may not be cancelled without first giving all Parties thirty (30) days written notice. PVOG shall furnish the Certificates of Insurance to all Parties at least ten (10) days prior to commencement of operations on each Well.

18. Area of Mutual Interest

18.1     If any Party acquires an oil, gas and mineral lease or interest therein, or any other contract that creates an interest in oil and gas, including minerals and royalties, or a surface lease, pipeline or road right-of-way, or any other contract with a surface or mineral owner or mineral lessee pertaining to the exploration for oil and gas ("Subsequently Acquired Interest"), within the area outlined in red on the Land Plat ("Area of Mutual Interest") other than the Leases described in Article 1 above, through direct purchase, farmin or other exploration agreement, through an employee, affiliate, broker or other representative, within five (5) years of the date of this Agreement, or the last expiration date of any Operating Agreement executed pursuant to this Agreement, whichever occurs last, the acquiring Party shall give notice within fifteen (15) days of acquisition to the other Parties in writing, furnishing copies of the instruments evidencing such acquisition and advising the full consideration paid or obligations assumed. The Parties receiving such notice shall have fifteen (15) days from receipt of such notice within which to elect in writing to pay their share of all costs and considerations paid or obligations assumed and thereby be entitled to an assignment of their respective percentage interest therein as set forth in Section 18.2 below, or to reject such offer; however, if a Well is then drilling within Area of Mutual Interest, the results of which could affect the value of the Subsequently Acquired Interest, the acquiring Party said interest shall so advise the other Parties and the election must be made within twenty-four (24) hours. Failure to reply within the period specified shall constitute an election to not participate in the Subsequently Acquired Interest.

Meander Prospect
September 3, 2002

18.2     The Parties shall have the right to participate in the ownership and cost of Subsequently Acquired Interests, except minerals or royalty, within the East Unit, West Unit and Non-Unitized Acreage as their interest appears in the East Unit Well, West Unit Well and/or first Well on the Non-Unitized Acreage after Payout of such Wells, provided, however, if the consideration for a Subsequently Acquired Interest includes the drilling of a Well, the Cost of said Well shall be shared by the acquiring Parties as their interests appear in the East Unit Well, West Unit Well and/or first Well on the Non-Unitized Acreage before Casing Point. The Parties shall have the right to participate in minerals or royalty in the proportions of 50% by PVOG and 50% by all other Parties.

18.3     All Subsequently Acquired Interests in the form of oil, gas and mineral leases, or interests therein, shall be subject to and the acquiring Parties shall assume and bear their respective share of the APO, Ground Floor and Carried Interests of Beta and the Pledger Partners and the following overriding royalties in favor of Harris D. Butler, et al:

     (a)   three percent (3%) on Subsequently Acquired Interests with "Net
           Revenue Interest", as hereinafter defined, equal to or greater than 75%.

     (b)   two percent (2%) on Subsequently Acquired Interests with Net
           Revenue Interest of less than 75% but equal to or greater
           than 70%.

     (c)   one percent (1%) on Subsequently Acquired Interests with Net
           Revenue Interest less than 70%.

"Net Revenue Interest" shall be defined as (a) 100%, less (b) the total of the Lessor's royalties and all overriding royalties and similar burdens based on or measured by the production of oil or gas with which a Subsequently Acquired Interest is burdened immediately prior to its acquisition by the acquiring Party.

The overriding royalties of 3% and 2% shall be shared by Harris D. Butler, et al in the proportions set forth in Section 1.4 above, and the overriding royalties of 1% shall be shared:

Harris D. Butler                             .01666666%
Tim Chesteen                                 .02777778%
Mark O'Koren                                 .02777778%
Alton R. Milton                              .02777778%
                                            1.00000000%

18.4     In the event the Parties' working interests in a Well and Subsequently Acquired Interests attributable thereto for production purposes is reduced at Payout of the Well or other event under the terms of a farmout or other exploration agreement with a third party, then the overriding royalties of Harris D. Butler, et al and Beta and Pledger's APO, Ground Floor and Carried Interests provided in Section 18.3 above shall also be reduced proportionately at the same time the Parties' working interests are so reduced.

18.5     If a Subsequently Acquired Interest lies partially inside and partially outside the Area of Mutual Interest, the acquiring Party is not obligated to offer outside the portion to the other Parties, and if such outside portion is offered, the other Parties are not obligated to acquire the outside portion as a prerequisite to acquiring the portion inside the Area of Mutual Interest.

Meander Prospect
September 3, 2002

18.6     This Article shall not apply to assets acquired by a Party by merger, consolidation or re-organization with or into another corporation nor to the purchase of all or a portion of the assets of another company.

18.7     Notwithstanding anything in this Article 18 to the contrary, in the event Beta elects to not participate in the leases commonly referred to as "Montesanto", "Woodson" and/or "Hannie" covering 33, 15 and 2 acres, more or less, respectively, then Waveland shall have the exclusive first right to receive all of Beta's rights to such leases under the terms of this Article.

18.8     If less than all Parties elect to participate in a Subsequently Acquired Interest in the form of an oil, gas and mineral lease or interest therein, the participating Parties' working interests in the Well or Wells to which such Subsequently Acquired Interest is attributable for production purposes through unitization or otherwise, shall be increased proportionately and the non-participating Parties' working interest in such Well or Wells shall be reduced proportionately.

19. Miscellaneous

19.1     It is not the intention of the Parties to create, nor shall this Agreement be construed as creating, a mining or other partnership or association, or to render the Parties liable as partners. Neither this Agreement, nor the operations contemplated hereunder shall cause the Parties to be partners or establish a principal/agent relationship or any other relationship that would impose a fiduciary duty on either of them with regard to the other. The rights and obligations of the Parties are contractual and no greater or less than established by the express terms of this Agreement.

19.2     This Agreement will extend to and be binding upon the Parties, their representatives, successors and assigns provided, however, this Agreement may not be assigned by the Parties, without the written consent of Beta being first obtained, which consent may not be unreasonably withheld; provided, however, Waveland shall have the right to assign all or a portion of its interest in this Agreement to Grey Goose Resources, L.L.C. or any affiliate thereof without Beta's written consent.

19.3     This Agreement shall be executed in counterpart and shall be binding upon the Parties that sign a counterpart, whether all Parties sign a counterpart or not, and the signature pages may be combined to form one original.

19.4     This Agreement is in lieu of and supersedes all prior agreements and communications between the Parties relative the Area of Mutual Interest, written, oral or electronic, and in the event of a conflict between this Agreement and any prior agreement or communication, this Agreement shall take precedence. Provided, however, in the event this Agreement expires in whole or in part then as to the interest or conditions to which this Agreement expires, only insofar as the Pledger Partners and Beta are concerned, then unrecorded West Broussard Exploration Agreement dated February 28, 2001 shall remain in force and effect. Nothing in this Agreement shall be construed as transferring from Beta to PVOG, and PVOG does not agree to bear, except as expressly set forth in this Agreement, any of the obligations of Beta under any previous Agreement between Beta and the other Parties.

19.5     If this Agreement is not executed in behalf of a Party in the space provided below and delivered to Beta on or before October 1, 2002 at 5:00 p.m. (and in the case of PVOG, together with PVOG's first Installment payable under Section 2.2 above ), this Agreement may not thereafter be entered into or executed by such Party without Beta's written consent.

Meander Prospect
September 3, 2002

19.6     In the event Waveland or any member of the Fresno Group does not timely execute and return this Agreement as provided in Section 19.5 above, PVOG shall receive all of the interest of such Party under the same terms and conditions as PVOG's original interest under the terms of this Agreement.

*      *      *

EXECUTED this 30th day of                   EXECUTED this 13th day of
September, 2002.                            September, 2002.

BETA OIL & GAS, INC.                        PENN VIRGINIA OIL & GAS
                                                                                                CORPORATION

By:   /s/ Steve Antry                       By:   /s/ Robert E. Orth
   Steve Antry                                 Robert E. Orth
      President                                   Vice President and
                                                                                              Regional Manager

EXECUTED this 30th day of                  EXECUTED this 15th day of
September, 2002.                           September, 2002.

PLEDGER OPERATING COMPANY, INC.            WAVELAND DRILLING PARTNERS,
                                                                                                    2002 A, LP

By:   /s/ Tim G. Chesteen                   By:  /s/ Michael J. Greer
   Tim G. Chesteen                             Michael J. Greer
      President                                   Managing Partner

Meander Prospect
September 3, 2002

EXECUTED this 25th day of                   EXECUTED this ______ day of
September, 2002.                            September, 2002.

                                            MCGUINNESS FAMILY TRUST
                                            DATED U/A APRIL 22, 1983

By:  /s/ Darol Hoffman                       By: /s/ J. William McGuinness
      Darol Hoffman                                J. William McGuinness
                                                                                                Trustee

EXECUTED this _______ day of                EXECUTED this 23rd day of
September, 2002.                            September, 2002.

                                            MILES H. THOMAS FAMILY TRUST
                                                                                         DATED DECEMBER 18, 1992

By:   /s/ Walt Reinhardt                    By:  /s/ Miles H. Thomas
      Walt Reinhardt                              Miles H. Thomas
                                                                                              Trustee

                                            By:  /s/ Joan Thomas
                                               Joan Thomas
                                                                                              Trustee

EXECUTED this 23rd day of                   EXECUTED this 24th day of
September, 2002.                            September, 2002.

RESEARCH PETROLEUM, INC.

By:  /s/ Mark O'Koren                        By:  /s/ Alton R. Miller
       Mark O'Koren                                Alton R. Miller
       President

Meander\M.10b